UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
September 10, 2015
Date of Report
(Date of earliest event reported)

BLUCORA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-25131	91-1718107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
10900 NE 8th Street, Suite 800
Bellevue, Washington 98004
(Address of principal executive offices)
(425) 201-6100
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 10, 2015, Blucora, Inc. ("Blucora") entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) with its wholly owned subsidiary, Monoprice, Inc. (“Monoprice”) and Bernard Luthi, the President of Monoprice. The parties entered into the Employment Agreement in order to align the terms of Mr. Luthi's employment with those of other Blucora executive officers. Specifically, the Employment Agreement provides for accelerated vesting of Mr. Luthi's equity awards in the event of a merger or consolidation of Monoprice with or into any other company, entity or person, or a sale or disposition by Blucora in one transaction or a series of related transactions of all or substantially all of Monoprice's assets or outstanding equity interests to another company, entity or person, other than a transaction with a subsidiary of Blucora or another corporation or other entity that is or becomes controlled by Blucora as a result of the transaction. Mr. Luthi's base salary, target bonus, and the other terms of his employment are the same as those set forth in his original employment agreement effective as of July 14, 2014. The above description is only a summary of the material terms of the Employment Agreement, does not purport to be a complete description of the Employment Agreement, and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Ex - 10.1	Amended and Restated Employment Agreement between Blucora, Inc., Monoprice, Inc. and Bernard Luthi

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUCORA, INC.

By	/s/ Mark A. Finkelstein
Mark A. Finkelstein
Chief Legal & Administrative Officer and Secretary

September 11, 2015

EXHIBIT INDEX

Exhibit No	Description

10.1	Amended and Restated Employment Agreement between Blucora, Inc., Monoprice, Inc. and Bernard Luthi